Exhibit 99.1

News Release

Contact:	Greg Smith
Director of Investor Relations and
Corporate Communications
281-556-6200

BPZ Energy Announces 2007 SEC Proved Reserves and Financial Data

Houston---March 5, 2008---BPZ Resources, Inc. (AMEX:BZP) today announced that its total net proved reserves as of December 31, 2007 consisted of 11,939,732 barrels of crude oil. The report was prepared by the independent reserve engineering firm Netherland Sewell and Associates, Inc. (NSAI) covering a portion of the Company’s Block Z-1 Corvina offshore field located in northwest Peru.  The report did not include reserves attributed to the new wells drilled as part of the 2008 drilling program (primarily the 18XD).  The report estimates the present value of the future net cash flows before income taxes of the Company’s proved oil and gas reserves at the end of 2007 using a discount rate of 10% to be approximately $608.9 million.  The Company’s reserves separated by proved developed producing and proved undeveloped and associated revenue on a PV-10 basis before deduction for income taxes are set forth below:

SEC Proved Reserves

As of December 31, 2007

	Reserves (Mmbo)	PV-10 (pre-tax) (million US$)

Proved Developed Producing	3.0	$175.9

Proved Undeveloped	8.9	$433.0

Total Proved	11.9	$608.9

Note:  PV-10 (pre-tax) is a non-GAAP financial measure and is hereinafter defined in the Non-GAAP Information later in this press release.  Reserve volumes and values were determined under the method prescribed by the U.S. Securities and Exchange Commission (SEC) which requires the application of year-end prices and costs held constant throughout the projected reserve life.  The process of estimating oil and natural gas reserves is complex and requires interpretations of available technical data and many assumptions, including assumptions relating to economic factors. See Forward-Looking Statements below for additional information regarding these assumptions.

The Corvina oil reserves were based on data gathered from the three wells (16X, 21XD and 14D) drilled from the CX-11 and in particular the two wells drilled by the Company (21XD and 14D) platform as of December 31, 2007 that tested oil in sands that could, in the Company’s estimations, form an oil pool covering an area of approximately 730 acres.  The Proved reserves were based on the oil-in-place within the area directly delineated by these two oil wells and NSAI estimated a recovery factor of approximately 25% for the Proved reserves based on the good reservoir properties found in these first two wells.

In addition, NSAI, using estimates provided by the Company, calculated the present value of the net cash flows (net revenues after deduction for royalty payments, future capital costs, and operating expenses but before consideration of income taxes), using a discount rate of 10% per annum.  The value was calculated using a December 31, 2007, Fortis, Suez Blend and Oman crude oil 5 day average price of $89.43 per barrel, which was then adjusted downward to take into account Corvina’s oil quality.

Production

The Company started producing oil from the CX11 platform CX11-21 XD and 14D wells in the Corvina Field under an extended well testing program beginning on November 1, 2007.  By December 31, 2007, approximately 40,719 barrels of oil had been produced and approximately 28,471 barrels were sold to a refinery in Talara.  Revenue is recognized upon delivery.  The oil is delivered by barge to a refinery approximately 100 miles south of the platform.  The remainder was kept in production inventory until such time as it was delivered to the refinery.

The Company’s primary marine transportation contractor entered into two short term agreements with the commercial division of the Peruvian Navy to lease two tankers to transport oil to market. The two tankers leased from the Navy each had capacity of approximately 7,000 barrels.  On January 30, 2008, the 7,000 barrel capacity “Supe”, which was moored near the Corvina CX-11 platform and was being used to store oil produced from Corvina’s 21XD and 14D wells, caught fire and later sank approximately one and a half miles from the platform.  No Company employees were injured.  However, there were 12 Navy personnel injured which resulted in 2 fatalities.

At the time of the accident the Supe tanker contained approximately 1,300 barrels of oil, most of which is believed to have been burned in the fire.  Assessments show that

environmental issues have been adequately controlled.   No damage to the Company’s platform, barges, drilling and well testing equipment, or other facilities owned by the Company resulted from the incident.  However, production from the 21XD and 14D wells, which were producing approximately 4,200 barrels of oil per day at the time of incident, as well as the testing operations on the 18XD well have been temporarily suspended until a full assessment of the matter has been completed.   The Company believes the costs, if any, associated with environmental cleanup and equipment damages associated with this incident will be reimbursed through insurance.  No assurances can be given, however, that any such recoveries will be sufficient to cover all costs associated with this incident or to the timing of any such recoveries. We do not expect this incident to have a material impact on our future operations or overall business plan.

The four Corvina wells currently remain shut-in while we await final clearance from OSINERGMIN, the government agency responsible for auditing the safety of energy investments in Peru, at which time the Company will begin executing the scheduled 18XD well Drill Stem Tests, followed by resumption of the long-term oil tests in wells 21XD and 14D.  Although the Company is in daily communication with the OSIGNERMIN and all indications are positive towards receiving permission to resume our operation, it is uncertain as to when we will receive final clearance.

Liquidity, Capital Resources and Capital Expenditures

As of December 31, 2007, our cash balance was approximately $8 million.  Our major sources of funding to date, has been through equity raises and, to a lesser extent, debt financing activities.

On October 22, 2007, we entered into a non-binding debt term sheet with the IFC, the private sector division of the World Bank Group based in Washington, D.C., delineating the key terms and conditions for the first tranche (see Loan “C” immediately below) of a debt package with IFC. Previously, we announced a total debt package, approved by IFC, of $100.5 million. However, we are actively negotiating with IFC to increase the debt package to an estimated $165 million for further development of our assets.

The initial $120 million aggregate debt and equity financing package was approved by the Credit Committee of the IFC on November 29, 2006, and included an investment by IFC in BPZ’s common stock which took place on December 18, 2006. The common stock was priced at $3.00 per share resulting in proceeds to us of approximately $19.5 million.  The offering was placed directly by us and there were no placement fees. IFC currently holds approximately 9% equity position in the Company with 6.5 million shares.  In addition, IFC has a preemptive right to purchase its pro rata share of common stock or securities convertible into common stock that are issued and sold by the Company (except for certain issuances of securities, such as pursuant to stock splits, stock dividends, acquisitions by the Company, or under the Company’s incentive compensation plan). IFC’s total equity and senior debt investment in the Company, based upon execution and funding of the increased debt agreement, as described above, may reach approximately $185 million. Any increase in funding of the debt package is subject to final internal approvals by the appropriate representatives of both IFC and BPZ. It is uncertain if such approval will occur, or if approved, the timing or amount of such approvals.  The $165 million facility is expected to consist of the following:

•                  Loan “C”, which closed on November 19, 2007, consists of $15.5 million of convertible debt. The terms of the loan agreement stipulated a conversion price is $10.39 per share as may be adjusted under the terms of the loan and includes a forced conversion exercisable at the Company’s option if the market price of the Company’s common stock exceeds $18.19 per share. The instrument has a 10 year term with a variable interest rate of 2% per annum above 6-month LIBOR.  The loan from the IFC is unsecured, but restricts our ability to pledge assets to another lender unless certain conditions are met.  The IFC loan does not restrict our ability to issue additional capital stock, but does call for an adjustment in its conversion price into BPZ common stock based on the terms of any subsequent equity offering.  The agreement contains customary default and cross-default provisions along with covenants restricting our ability to pay dividends and the disposition of assets.  We are required to maintain a required ratio of Balance Sheet Liabilities to Tangible Net Worth (as defined in the Loan Agreement), calculated quarterly, of no greater than 70:30.  As of February 29, 2008 we were in compliance with all financial covenants.

•                  Loan “A”, which is for IFC’s own account, is expected to consist of $34.5 million in long-term secured senior debt. This second tranche is expected to be closed during the second quarter of 2008.  The terms of the instrument are still being negotiated.

•                  Loan “B”, comprised of senior debt to be syndicated by IFC, is projected to be approximately $115 million. This third tranche is expected to close late in the third quarter of 2008. This remaining debt portion of the financing will be subject to identification of the lending syndicate members and subsequent negotiation and approval of the necessary loan documentation.

As of February 29, 2008, our cash balance was approximately $4.2 million.   With our current cash balance, proceeds from the expected IFC debt facilities, current and prospective Corvina Oil development cash flow, other potential third-party financing and potential financing from future equity raises, we believe we will have sufficient capital resources to execute our initial Corvina oil development project and gas-to-power project as we currently envision it as well as service our current and anticipated debt obligations. However, the timing and execution of our business plan is dependent on a variety of factors, including the technical design of facilities, permitting, availability of equipment, time and costs required for delivery and construction, performance by contractors and the success of planned financings, many of which factors are outside our control and cannot be assured.

2007 Capital Expenditures

During the year ended December 31, 2007, the Company incurred costs of approximately $63.0 million, as compared to $34.8 million for 2006, associated with its development initiatives for the exploration and production of natural oil and gas reserves and the complementary development of proprietary gas-fired power generation for sale in Peru.

We began producing from the 21XD and the 14D wells under an extended well testing program.  As a result, the costs associated with both wells, approximately $55.9 million, was transferred from construction in progress to producing properties

On June 13, 2007, the Company entered into a capital lease agreement, with an option to purchase, for two barges to assist in the development of the Corvina oil. The two barges were towed to Peru where they are being fitted with the required equipment for their intended use. One of these barges will be moored next to the CX11 platform, and will act as a floating production and storage facility (“FPSO”) for oil produced from the Corvina field. The Company has also identified and placed orders for the necessary oil production facilities to be installed on the FPSO barge. The second barge will be used to offload the produced oil from the FPSO and transport it to a refinery located approximately 100 miles to the south in the port of Talara. The capital lease for the two barges began in August 2007 and expires in November 2009. Lease payments are variable based on the working status of the barges with a purchase option of $5.0 million after the first year of the lease and $4.0 million after the maturity date of the lease. The assets will be depreciated over the term of the capital lease obligation. The capital lease assets were recorded at $6.2 million, which represents the present value of the minimum lease payments, or the aggregate fair market value of the assets.

In addition, the Company incurred costs for office equipment and leasehold improvements for its offices in Houston, Peru and Ecuador. In accordance with “successful efforts” method of accounting, the Company capitalized $474,378 of depreciation expense related to support equipment to construction in progress as well as capitalized interest of approximately $930,786 to construction in progress during the year ended December 31, 2007.

2008 Capital Budget

The Company has established an initial 2008 capital budget of approximately $215 million, versus estimated 2007 capital expenditures of approximately $63 million. Approximately 51% of its 2008 budgeted capital expenditures are related to the Company’s gas-to-power activities which are expected to be 100% financed by IFC.

Our 2008 projected capital budget also reflects the drilling of three additional wells at the Corvina platform; the refurbishment of the Albacora platform and the initiation of our drilling program in late 2008; drilling one well in Block XIX; the initial stages of the platform refurbishment at Piedra Redonda and design of a new platform in Corvina; as well as the initial planning for the seismic acquisition in Blocks XXII and XXIII.

($ in millions)
Corvina oil & gas development program	$52.0
Albacora oil & gas development program	29.0
Other prospects	14.0
Power plant and related equipment	69.0
Pipelines and processing facilities	41.0
Contingencies	10.0
Total estimated capital budget	$215.0

GAAP and Non-GAAP Information

PV-10 (pre-tax) is a non-GAAP financial measure because it excludes income tax effects from the calculation of net cash flows.  Management believes that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and gas companies.  PV-10 (pre-tax) is not a measure of financial or operating performance under GAAP.  The most directly comparable GAAP financial measure is the standardized measure of discounted future net cash flows after deduction for income taxes.  PV-10 should not be considered in isolation or as a substitute for the standardized measure of discounted future net cash flows as defined under GAAP.  The following table presents a comparison of the Company’s PV-10 to standardized measure of discounted future net cash flows:

At December 31, 2007
(Unaudited)
($ in millions)
Present Value of estimated future net revenue (PV-10)	$608.9

Standardized measure of discounted future net cash flows (PV-10)(1)	$556.7

(1) Future income taxes have been estimated utilizing the tax rate applicable to the Standardized Measure of Discounted Future Net Cash Flows as of December 31, 2007.

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.4 million acres in four properties in northwest Peru.  It also owns a minority working interest in a producing property in southwest Ecuador.  The Company is currently executing the development of the Corvina oil discovery, the redevelopment of the Albacora oil field, and the exploration of Block XIX, in parallel with, the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and sales of gas into Ecuador for third-party power generation.  The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry.  You can identify these forward-looking statements when you see us using words such as “expect,” “will”, “anticipate,” “indicate,” “estimate,” “believes,” “plans” and other similar expressions.  These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements.  Such uncertainties include the success of our project financing efforts, including final documentation and execution of debt financing documents with IFC, accuracy of well test results, well refurbishment efforts, successful production of indicated reserves, the uncertainty inherent in estimating future oil and gas production or reserves and the successful management of our capital development project, unfavorable political or economic developments in Peru or Ecuador and other risks discussed in greater detail in our Annual Report on Form 10-K and other filings made with the SEC from time to time.  We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you not to place undue reliance on those statements.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions.  Reserve estimates require interpretations of available technical data and depend upon many assumptions, including economic factors, that may turn out to be inaccurate. In order to prepare these estimates, our independent third party petroleum engineer must project production rates and timing of development expenditures as well as analyze available geological, geophysical, production and engineering data, and the extent, quality and reliability of this data can vary.  The process also requires economic assumptions relating to matters such as oil prices, drilling and operating expenses, capital expenditures, taxes and availability of funds.  Therefore, estimates of oil and gas reserves are inherently imprecise.  Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and the calculation of the present value of our reserves at December 31, 2007.